MEMBER NO.  ______

UNIFORM CATTLE DELIVERY AND MARKETING AGREEMENT

U.S. PREMIUM BEEF, LLC

P.O. BOX 20103

KANSAS CITY, MO 64195

PHONE: 866-877-2525 FAX: 816-713-8810

"EVEN SLOTS"

            THIS AGREEMENT, effective as of _______________, 20__ is between U.S. Premium Beef, LLC (a Delaware limited liability company, referred to as "USPB"), and the undersigned contracting producer (referred to as "Producer") who holds Class A Units issued by USPB.  USPB desires to protect its interests by ensuring that it will have access to an adequate supply of cattle for delivery to cattle processing facilities owned, controlled, or contracted by USPB on behalf of USPB and other Class A Unitholders who deliver cattle to or through USPB; and the Producer desires to supply cattle to or through USPB for processing.  USPB and the Producer agree that the Producer must own, control, or associate with others to make beneficial changes in cattle breeding and production to meet processing and beef consumer preference demands.  Subject to the terms, conditions, and obligations of USPB and Producer in this Agreement, similar obligations of other Class A Unitholders contracting with USPB, and in accordance with the Limited Liability Company Agreement of USPB, the Producer and USPB agree as follows:

            1.         Commitment to Supply Cattle to USPB.  The Producer agrees to deliver and supply to USPB and USPB agrees to buy and receive one head of cattle from the Producer for each Class A unit owned by the Producer (subject to assignment as provided below and as provided in Paragraph 13) each year during the term of this Agreement, except that the Board of Directors may reduce the annual cattle delivery amount by giving advance written notice if the Board determines in its sole discretion that the available processing capacity held, controlled, or contracted by USPB for its Class A Members will be a lesser amount.  The Board of Directors may, by resolution, allow a small deviation from the above annual delivery requirements to allow for Producer's production variances.  The Board of Directors may approve the assignment of delivery rights under this Agreement to another Class A Member or associate of USPB; provided, however, that the Producer remains liable for any underdeliveries or non-deliveries.

            2.         Delivery of Cattle.  The cattle committed to USPB under Paragraph 1 must be delivered to USPB on an equal four week basis as determined by USPB.  A uniform delivery schedule shall be prepared by USPB and given to the Producer on a regular basis.  The Producer agrees to supply the cattle in accordance with the delivery schedule and agrees the risk of loss for the cattle shall remain with the Producer until the cattle are delivered to USPB at a location designated by USPB.

            3.         Appointment of USPB as Purchasing Agent.  The Producer appoints and designates USPB to act as his, her or its sole agent in the sale and marketing or utilization of cattle committed to USPB under this Agreement and any extensions, renewals or amendments of this Agreement.

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            If a Producer is unable to supply the required amount of cattle, the Producer must obtain the cattle from any other source and deliver the cattle to USPB, just as if the cattle had been produced by the Producer.  If the Producer does not deliver the cattle as stated, the Producer agrees that USPB, at USPB's option without the obligation, may act as Producer's agent for the purpose of obtaining cattle in the name of the Producer and may charge to the Producer all expenses, including, but not limited to, the price of the cattle, shipping, reasonable attorneys' fees, and all incidental costs.

            USPB shall have no obligation to accept any cattle for marketing or processing in an amount greater than one head of cattle for each Class A Unit held by Producer, regardless of whether the Producer's total cattle production has increased.

            4.         Minimum Quality Standards.  All cattle delivered by Producer under this Agreement shall meet the minimum quality standards of the industry for cattle to be processed.  Cattle of substandard quality, as determined by USPB or the entity processing the cattle, shall be either: (1) rejected and returned to the Producer with all costs relating to the rejection and return charged to the Producer; or (2) accepted and handled or disposed of in a manner customary in the industry with any necessary costs charged to the Producer.  If the Producer intentionally delivers cattle that fail to meet minimum quality standards (due to disease or otherwise), repeatedly delivers cattle that fail to meet minimum quality standards (due to disease or otherwise), or intentionally delivers cattle from a source, feedyard, or supply that jeopardizes the quality of the meat from the cattle as determined by USPB, it is a breach of this Agreement and USPB may terminate this Agreement and the Producer's membership in USPB.

5.         Pooling Arrangement.  USPB may pool the Producer's cattle for sale to various markets or for processing.

            6.         Payment to Producer.  USPB shall market, process and utilize the cattle and products from the cattle in a manner it deems to be in the best interest of USPB and all of the Class A Members marketing and delivering cattle to or through USPB.  USPB agrees to pay the Producer according to a Pricing Schedule determined by the Board of Directors.  That Pricing Schedule will reflect cattle payments for delivery and transfer of cattle to or through USPB for processing that include a market based purchase price plus consumer, market and processor based quality incentives as determined by the Board.  To the extent possible and as determined by the Board of Directors, USPB will base payments on a quality grid policy guide for cattle delivered to or through USPB.

            7.         Term.  The term of this Agreement continues as long as the Producer holds Class A Units of USPB, provided, however, for purposes of determining cattle commitments, contractual delivery requirements, or to terminate this Agreement independent of the Class A Units, the term shall be construed to be a five (5) year "evergreen" that automatically renews annually in the beginning of USPB's fiscal year for a subsequent five year period.  Notwithstanding the other provisions of this Paragraph 7, if USPB transfers all or substantially all of its assets to another entity, merges or consolidates with another entity, or dissolves and the action is approved by the unitholders as provided in the Limited Liability Company Agreement, then USPB may terminate this Agreement upon sixty (60) days prior written notice or coterminous with the transfer of assets, merger, consolidation, or dissolution.

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            8.         Liquidated Damages and Injunctive Relief.  The Producer acknowledges that monetary damages may not be a sufficient remedy for the Producer's failure to deliver cattle in accordance with the terms and conditions of this Agreement or for other breach of this Agreement, and that USPB shall be entitled, in addition to all other rights or remedies in law and equity, to seek injunctive relief, a decree of specific performance or other equitable relief, without the necessity of posting a bond in connection with that right or remedy.  It is further agreed that in the event of any breach of this Agreement, because of the impossibility of ascertaining with accuracy the damages resulting from such a breach, USPB shall be entitled, as liquidated damages, to an amount equal to twenty-five percent (25%) of the market value of the cattle which the Producer has failed to deliver or improperly furnished under the terms of this Agreement, provided however the Board at its discretion may by resolution exempt from breach and liquidated damages a certain amount or percentage of the cattle required to be delivered based on accepted production losses or reduce the amount based on market or economic factors on a case by case basis.  The greater amount of liquidated damages in the previous sentence applies if the Board of Directors determines the breach is willful, the reason of the breach was to take advantage of higher markets elsewhere, or the Producer is abandoning the Producer's contractual duties to USPB and other members or unitholders of USPB.  Should the non‑performance by the Producer of his, her, or its obligations under this Agreement result in the termination of his, her, or its membership in USPB, the Producer agrees that, in addition to any other remedies available to USPB, the amount of damages as he or she may become obligated to pay USPB may be offset by USPB in USPB's discretion against the Producer's units in USPB or other evidences of equity.  The Producer agrees to pay all reasonable legal costs and expenses, including attorneys' fees and court costs, incurred by USPB in any action brought by USPB against the Producer for any breach or threatened breach of this Agreement.

            9.         Compliance with USPB's Governing Instruments.  The Producer accepts and agrees to conform to and abide by the provisions of the Limited Liability Company Agreement during the term of this Agreement.

            10.       Security Interests.  If the Producer grants a security interest in any of his, her, or its cattle marketed to or through USPB under and during this Agreement, USPB shall have the right, but not the obligation, after acceptance of the cattle by USPB, to pay off all or part of the obligation underlying the security interest.  The payment shall be for the account of the Producer and shall be charged against the amount owing to the Producer by USPB.

            The Producer shall inform USPB of all security interests he or she has granted by disclosing all security interests as provided by state or federal law, and if not provided, then Producers shall provide disclosure separately in writing.  The Producer shall notify USPB prior to granting any security interest.

             11.       Inability of USPB to Perform.  In case of fire, explosions, interruption of power, strikes or other labor disturbances, lack of transportation facilities, shortage of labor supplies, floods, action of the elements, disease or quarantine, riot, interference of civil or military authorities, enactment of legislation or any unavoidable casualty or cause beyond the control of USPB or processors engaged or contracted by USPB that prevents or unreasonably restricts the receiving, handling, processing, marketing of cattle, or other operations, USPB shall be excused for performance during the period that USPB's business or operations are so affected.  USPB in its judgment may, during such period, operate on a limited basis and accept for processing the portion of cattle that can economically be handled and that USPB has informed Producer.

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            USPB shall give written notice to the Producer of the inability to perform and the specific cause or causes for the non‑performance.  The Producer shall be paid, pursuant to this Agreement, for all cattle accepted for processing.

            12.       Complete Agreement.  USPB and Producer agree that there are no oral or other conditions, promises, representations or inducements in addition to or in variance with any of the terms of this Agreement, and that this Agreement fully and completely represents the voluntary and clear understanding of both parties.

             13.      Assignment by Producer.  The Producer may only assign or transfer his, her, or its delivery rights under this Agreement, to a Class A Member or an associate of USPB upon notification and acceptance by USPB.  No assignment or transfer may occur without the prior written consent of USPB, and then only to a producer who is a Class A Member or associate.

             14.      Waiver of Breach.  No waiver of a breach of any of the provisions contained in this Agreement shall be construed to be a waiver of any subsequent breach of the same or of any other provision of this Agreement.

             15.      Construction of Terms of Agreement.  The language and all parts of this Agreement shall be construed as a whole and not strictly for or against any party.  In the event any term, covenant or condition of this Agreement is held to be invalid or void by a court, the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition of this Agreement.  This Agreement shall be interpreted under Kansas law, without reference to the Kansas law regarding conflict of laws.

             16.      Successors and Assigns.  Subject to the other provisions of this Agreement, all of the terms, covenants and conditions of this Agreement shall inure to the benefit of and shall bind the parties and their successors and permitted assigns.

            17.       Termination of Any Prior Marketing Agreement.  USPB and the Producer agree that this Agreement terminates, supersedes, and replaces any prior Marketing Agreements between USPB and the Producer on the effective date of this Agreement.

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            18.       Modification.  This Agreement may be amended or modified upon a majority vote of the Class A Members who are a party to a Uniform Delivery and Marketing Agreement (both "Odd Slots" and "Even Slots").  The amendment must be considered at a duly held meeting of the Class A Members of USPB for which the notice states one of its purposes is consideration of amendments to the Uniform Cattle Delivery and Marketing Agreement by Class A Members.

Producer

U.S. Premium Beef, LLC

  By

By

Mark Gardiner

Its Chair

Address	Attest:

By

Jerry Bohn
Its Secretary

Date:	Date:

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